Exhibit 99.1

PRESS RELEASE 8-07

Little Squaw Expands Chandalar Placer Gold Assessment

Extensive Mineralized Horizon Discovered

Spokane WA – August 2, 2007 - Little Squaw Gold Mining Company (LITS:OTC.BB -- $0.95) (“Little Squaw” or “the Company”) is currently performing ahead of schedule on its aggressive 2007 placer drilling program.  The Company has now completed 5,770 feet of drilling in 44 boreholes in the highly promising placer gold prospect of the Little Squaw Creek drainage on its Chandalar, Alaska mining property.  Initial field processing of drill samples taken at continuous 5-foot intervals shows trace gold in the glacial overburden and systematically disseminated gold in potentially economic quantities throughout the alluvium of the placer target zone.  As expected, these concentrations are particularly rich upon the bedrock contact. Laboratory sample analyses are being completed by an independent firm in Fairbanks and thus far reveal the presence of 850 fineness (20.4 carat) gold particles in grades of economic interest ranging from $6 - $163 per cubic yard (based upon $600/oz. gold).

The mapped geomorphology coupled with emerging evidence provided by borehole penetrations leads the Company to believe the Little Squaw Creek placer gold horizon is a relatively large, intact ancient fluvial fan of stream gravels and cobbles hidden under 60 - 80 feet of glacial outwash mud, lying on a bedrock floor of schist.

The subsurface boundaries of the mineralized horizon are open in all directions, although it appears to thin with a rising bedrock contact to the east (the right limit of the drainage) and considerably thickens as the bedrock contact deepens to the west (the left limit of the drainage).  Noteworthy drill intercepts of very high placer gold grades have been obtained at or near the right limit.

The matrix of mineralized boreholes clearly show the Little Squaw Creek placer gold prospect exceeds a million square feet, and is hosted within an ancient, fluvial fan ranging from 25 - 125 feet thick. The total volume of mineralized horizon may well range into the millions of cubic yards.

Dick Walters, President of Little Squaw said: “In my opinion, the gold-bearing gravel bed in the Little Squaw Creek drainage is comparable to the paystreaks of many historic placer deposits in Alaska that were immensely profitable mining ventures. And its easy accessibility near our newly expanded airstrip complements the promising hard-rock exploration effort also underway on the Chandalar property. Drilling to date shows that we are on to something I consider highly significant for the Company.”

For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com.  Little Squaw maintains a comprehensive web site at www.littlesquawgold.com  and encourages investors to visit it.

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Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.